CHYRON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2012

MELVILLE, N.Y., May 3, 2012 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home and mobile applications, today announced its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights include:

•	20% revenue growth to $7.9 million for first quarter 2012 as compared to $6.6 million for first quarter 2011;
•	Sustained gross profit margin of 70% consistent with first quarter 2011;
•
A 19% increase in research and development expense and a 32% increase in sales and marketing expense as compared to the first quarter of 2011, reflecting the Company’s commitment to additional investment in these key areas with the objective of growing revenues;

•	Operating loss and pre-tax loss of $1.1 million as compared to an operating loss and pre-tax loss of $0.9 million in the first quarter of 2011.

Michael Wellesley-Wesley, Chyron President and Chief Executive Officer, commented, “We are pleased with the 20% revenue increase in the first quarter of fiscal 2012 versus last year’s first quarter. Products business revenues grew 15% and Services revenues grew at a 34% clip. Our North American business performed at a high level with a 24% revenue increase on a year-over-year basis. We are especially pleased with the progress taking place in developing new markets, particularly in the Asia-Pacific region. We made important inroads in Australia and Korea and we believe these markets represent important opportunities going forward.”

“We continue to make investments in expanding our sales and marketing efforts, in order to build a more internationally diversified business,” continued Mr. Wellesley-Wesley. “The results of the past few quarters indicate that we are beginning to benefit from the investments made in the past year to expand and enhance the capabilities of our sales force and the leadership of that team. We also remain dedicated to our focus on research and development for future product introductions. We operate in a highly competitive market space, and innovation is critically important in maintaining and expanding market share.

“Our long-term success will depend on our ability to grow revenues and achieve and sustain profitable operating results. We are confident in our ability to do so.  We have made investments in hiring the people we believe to be necessary to achieve revenue growth that will help lead us to profitability, and we believe we have the products and the determination to make it happen,” Mr. Wellesley-Wesley concluded.

First Quarter 2012 Financial Results

Revenues for the first quarter increased 20% to $7.9 million compared to $6.6 million in the first quarter of 2011.

Product revenues for the first quarter increased 15% to $5.8 million compared to $5.0 million in the comparable quarter of 2011. Service revenues, which include revenues from the Company’s Axis cloud-based graphics service as well as systems hardware and software maintenance agreements, training and creative services, increased 34% to $2.1 million from $1.5 million in the comparable quarter last year. Service revenues as a percentage of total revenues for the first quarter of 2012 were 26% as compared to 23% in the prior year’s first quarter.

Gross profit margin for the first quarter held steady at 70%, the same as for the first quarter of 2011. Operating expenses for the quarter were $6.6 million compared to $5.5 million in the comparable quarter of 2011, an increase of 20%, primarily driven by higher sales and marketing expenses due to increased sales personnel and related direct costs, and higher research and development expenses, primarily related to integrating Axis with our graphics products and systems. Sales and marketing expenses were $3.5 million and $2.7 million for the first quarters of 2012 and 2011, respectively. Research and development expenses were $1.9 million and $1.6 million for the first quarters of 2012 and 2011, respectively. General and administrative expenses were $1.2 million for both the first quarters of 2012 and 2011. The Company had an operating loss and pre-tax loss of $1.1 million for the first quarter of 2012 compared to an operating loss and pre-tax loss of $0.9 million in the first quarter of 2011.

The Company recorded a net loss of $1.0 million, or $(0.06) per diluted share, in the first quarter of 2012 compared to a net loss of $0.4 million, or $(0.03) per diluted share, in the first quarter of 2011.

Conference Call and Webcast: First Quarter 2012 Financial Results:

Chyron management will host a conference call on Thursday, May 3, 2012, at 10:00 a.m. eastern time, to review the first quarter 2012 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to conference code 76386766. Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com. A telephonic replay will be available for anyone unable to participate on the live call. To access the replay, call 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter conference code 76386766. The replay will be available from 2:00 p.m. eastern time, on May 3, 2012 until June 3, 2012.

About Chyron

Chyron (NASDAQ: CHYR) is a leading provider of Graphics as a Service for on-air and digital video applications including newsrooms, studios, sports broadcasting facilities, and corporate video environments. An Emmy® Award-winning company whose products have defined the world of digital and broadcast graphics, Chyron’s graphics solutions include the Axis World Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions, all of which may be incorporated into the company’s BlueNet™ end-to-end graphics workflow. More information about Chyron products and services is available on the company websites: www.chyron.com and www.axisgraphics.tv. The company’s investor relations information is at www.chyron.com via the “Investors” link.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our ability to grow revenues and achieve and sustain profitability, (ii) our progress in, and the strategic importance of, new markets, particularly in the Asia-Pacific region, (iii) efforts to build a more internationally diversified business, and (iv) future product introductions. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new  products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; challenges associated with expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Page -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Net revenues	$7,877	$6,580
Gross profit	5,542	4,608
Operating expenses:
Selling, general and administrative	4,685	3,874
Research and development	1,931	1,619
Total operating expenses	6,616	5,493
Operating (loss)	(1,074)	(885)
Interest and other income (expense), net	2	22
(Loss) before taxes	(1,072)	(863)
Income tax benefit (expense), net	121	426
Net (loss)	$(951)	$(437)

Net (loss) per common share -
Basic	$(0.06)	$(0.03)
Diluted	$(0.06)	$(0.03)
Weighted average number of common and
common equivalent shares outstanding:
Basic	16,807	16,212
Diluted	16,807	16,212

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	March 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$2,735	$4,216
Accounts receivable, net	5,378	5,727
Inventories, net	2,124	2,132
Deferred taxes	2,463	2,508
Other current assets	835	792
Total current assets	13,535	15,375
Deferred taxes	16,171	15,994
Goodwill and intangible assets, net	2,699	2,724
Other non-current assets	1,609	1,713
Total assets	$34,014	$35,806

Liabilities and shareholders' equity:
Current liabilities	$6,774	$8,006
Non-current liabilities	3,809	3,758
Total liabilities	10,583	11,764

Shareholders' equity	23,431	24,042
Total liabilities and shareholders' equity	$34,014	$35,806

Source: Chyron Corporation

Investor Relations
Lytham Partners, LLC
Joe Diaz, Joe Dorame, Robert Blum
602-889-9700
chyr@lythampartners.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011
JerryK@Chyron.com